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                                                                  EXHIBIT 10.40



                                AGREEMENT BETWEEN




                                 SOUTHDOWN, INC.

                           WAMPUM, PENNSYLVANIA PLANT

                                       AND

                         THE UNITED CEMENT, LIME GYPSUM

                               AND ALLIED WORKERS

                                    DIVISION

                   (INTERNATIONAL BROTHERHOOD OF BOILERMAKERS,

                    IRON SHIP BUILDERS, BLACKSMITHS, FORGERS,

                              AND HELPERS, AFL-CIO)

                              LOCAL UNION NO. D-173


                         EFFECTIVE DATE: AUGUST 29, 1999







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ARTICLE  I - AGREEMENT AND PURPOSE

1.1 This agreement is entered into this 29 day of August, 1999 for the purpose of maintaining the existing harmonious relationship and close cooperation between Southdown, Inc., hereinafter called the "Company", and members of the United Cement, Lime, Gypsum and Allied Workers Division (International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers, AFL-CIO), hereinafter called the "Union", who are employees of the Wampum Plant of Southdown, Inc.

1.2 It is the continuing policy of the Company and the Union that the provisions of this Agreement shall be applied to all employees without regard to race, color, sex, religious creed, national origin, handicap or Vietnam era veteran status.

1.3 It is agreed that all applicable mutually agreed upon agreements, policies and practices have been incorporated in this Agreement, and any additional agreements, policies or practices must be mutually agreed upon by both parties from this date forward to become applicable. The Appendix and Letters of Intent, included within this booklet, are considered to be incorporated as a part of this Agreement.

ARTICLE II - UNION RECOGNITION AND SECURITY

2.1 The Company agrees to, recognize the Union as the sole bargaining agent for the employees of the Company's Wampum Plant insofar as working conditions, hours of work, and wages are concerned.

2.2 As a condition of employment, it is agreed that all eligible employees at the Wampum Plant shall become members of and remain in good standing with the Union within thirty (30) days after the signing of this Agreement. Newly hired employees shall become members of and remain in good standing with the Union within thirty (30) days from the date of hiring.

2.3 The term "employee" as used in this Agreement shall include only those employed in the job classifications attached in Appendix A.

2.4 The Company will deduct from the monthly earnings of any of its employees their Initiation Fee and Union Membership Dues, and will pay the same to the party to whom such employee directs the Company in writing. Each such employee desiring such deduction to be made from his/her earnings must present to the Company his signed order, which shall be substantially as follows:



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                  "I hereby authorize and direct Southdown, Inc. to deduct and pay from my earnings accumulated to my credit my Initiation Fee and Union Membership Dues, and pay same to . . . I further agree to hold the Southdown, Inc. harmless on account of the deductions and payments herein authorized.

                  Wampum Facility (Southdown, Inc.)
                  Signed
                         ------------------------------------
                  Timekeeper
                             --------------------------------
                  Employee Check No.                         "
                                     ------------------------

                  This authorization may be canceled by the Union member on any anniversary date of this Agreement upon thirty (30) days prior notice, in writing, to the Company and the Union.

2.5 The Company is willing at all times to meet its employees' committee and representatives of the International Union for the purpose of discussing wages, hours, and working conditions, with the object to reach a satisfactory agreement.

2.6 The Union shall furnish in writing to the Plant Manager the names of employees who will serve on the committee. The committee shall consist of not more than seven (7) and not less than three (3) members. If a vacancy occurs on the committee, the Plant Manager shall be informed, in writing, of the name of the new member before a meeting is held. No other members of the Union who are employees at the Wampum Plant are eligible to attend these meetings unless previously agreed to between the parties hereto.

2.7 Notwithstanding the provision of Article 2.2 above, any employee who is a member of and adheres to established and traditional tenets or teachings of a bona fide religion, body or sect which has historically held conscientious objections to joining or financially supporting a labor organization shall not be required to join or financially support the Union as a condition of employment; provided, however, that each such employee shall, as a condition of his or her employment, in lieu of the payment of periodic dues and initiation fees to the Union, pay sums equal to such dues and initiation fees to any one of the following non-religious charitable funds, which are exempt from taxation under
         Section 501 (c) (3) of the Internal Revenue Code:

                           1.   City of Hope
                           2.   American Cancer Society
                           3.   American Heart Association
                           4.   National Multiple Sclerosis Society
                           5.   American Red Cross


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         It is expressly understood that any such employee holding conscientious objections and choosing not to join or financially support the Union, who requests the Union to use the grievance - arbitration procedure on the employee's behalf, shall be required to pay the Union the reasonable costs of processing any grievance on his or her behalf, including reasonable costs of arbitration, if any.

2.8 Upon receipt from an employee authorizing payroll deduction and specifying the amount to be deducted, the Company will deduct voluntary contributions to the City of Hope. All amounts so deducted shall be remitted by the Company to the City of Hope. The Company shall be held harmless from any claim demand or action arising out of such deductions.

         Employees contributing to the City of Hope cannot discontinue or change such contribution for one year.

ARTICLE III - SUBCONTRACTING

3.1 The Company will not contract for production or maintenance work customarily performed by its own employees unless it is more economical, expeditious, and/or efficient to do otherwise.

3.2 The Company may enter into contract arrangements for obtaining raw materials, semi-finished or finished products.

3.3 Notwithstanding the above, the Company will not contract or subcontract work covered by Paragraphs (3.1) or (3.2) above if it will directly result in the, (1) laying off of bargaining unit employees, or (2) the reduction of hours of bargaining unit employees below 40 hours a week; or (3) reduction of employees to a lower rated classification.

3.4 Further (3.1), (3.2) and (3.3) above does not apply to new construction or to construction involved in major modification work. The Company may subcontract any work in connection with or related to new construction or major modification.



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3.5      The Company agrees to notify the Local Union in writing with a copy to the International or District Representative who services the Local Union, sent by registered mail, at least fourteen (14) days in advance if reasonably possible, and to meet with the Union, upon request by the Union, for explanation to the reasons causing the Company to decide to contract any production and maintenance work.
         The parties agree that while notification is an important part of working relationship between the parties and should be adhered to in order to reduce the number of disputes concerning sub-contracting the parties also recognize and agree that this Section of the Contract does not require any penalty when the Company fails to give proper written notice of its intention to sub-contract.

ARTICLE IV - UNION ACTIVITY

4.1 The Union Grievance Committee, representing the employees in matters including negotiations and consisting of not more than six (6) employees and the recording secretary, shall meet with the Company once a month as mutually agreed upon.

4.2 Insofar as practical, meetings will be conveniently scheduled so as to complete all business within normal working day for day employees. Any employee who is scheduled to work during the hours the meeting is held and who attends the meeting will be compensated only by multiplying his regular classified hourly wage rate by the straight time hours he attends the meeting.

4.3 When a meeting is scheduled at which a representative of the International Union or a representative of the Company from Corporate Headquarters will attend, any member of the committee who is scheduled to work the third shift immediately preceding the meeting will be excused from working the third shift and will be compensated by multiplying eight (8) hours at his regular classified hourly wage rate plus shift differential if the employee has attended the meeting.

4.4 Any member of the committee who is scheduled to work the second shift immediately following the meeting will be excused from working the second shift if the employee has attended the meeting for six (6) hours. In the event the employee is excused from working the second shift, he will be compensated by multiplying eight (8) hours at his regular classified hourly wage rate plus shift differential.

4.5 Any employee who is receiving sickness and accident benefits, or Worker's Compensation Benefits for the day of the meeting or who is absent due to disciplinary layoff shall not receive any compensation under this article.

4.6 Where possible, a member of the Grievance Committee shall be notified before any employee is suspended from work. If a member of the Grievance Committee is not notified prior to suspension, he shall be notified as soon as practical thereafter.



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4.7      The Company and the Union Grievance Committee shall meet prior to a discharge of an employee to review the facts of the case.

4.8 (1) Where there is a discussion between an hourly employee and a supervisor that is intended as a disciplinary measure resulting in written warning, the employee may request that a grievance committeeman, job steward or other designated employee be present.

         (2) It shall be the responsibility of the Union to appoint and have available on each shift a committeeman, job steward or other employee designated for purposes of this Section who shall be identified to the Company in writing.

         (3) It is not the intent of this Section to expand the total number of committeemen as provided for in Article 4.1.

4.9 Union activities shall not be conducted during working hours, except that, with the consent of the Company, a member or members of the Union Grievance Committee may try to adjust an existing problem between the Union and the Company. There shall be one (1) steward on each rotating shift who may, in the absence of a committee member, try to adjust an existing problem. Such consent will not be unreasonably withheld or delayed. Local Union officers and stewards off duty and representatives of the International Union shall, upon permission from the Company, be permitted on the Company's premises to investigate grievances. Such permission shall come from the Plant Manager or his designee and will not be unreasonably withheld or delayed.

4.10 An International Representative, upon permission from the Plant Manager or his designee, may be present at any of the above -mentioned meetings.

ARTICLE V - MANAGEMENT RIGHTS

5.1 The Union recognizes that the management of the plant, the direction of the working forces, including the right to hire, discipline or discharge for just cause, the right to make, change and enforce rules and policies (after posting) for the maintenance of discipline, safety and productivity; the exclusive rights to determine partial or permanent discontinuance or shutdown of operations (the Company's only obligation when exercising this right is to bargain with the Union over the effects of that decision); the right to determine production requirements and job content; the right to promote or to transfer employees; the right to contract work; the right to transfer and relieve employees from duty because of lack of work or other legitimate reasons, and the right to establish and change work schedules and duties of employees are vested in the Company, except as otherwise provided in the Agreement. The listing of specific rights in this Agreement is not intended to be nor shall be considered restrictive of or a waiver of any of the rights of management not listed and not specifically surrendered herein, whether or not such rights have been exercised by the Company in the past.




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ARTICLE VI - WAGES

6.1 It is agreed that for the duration of this Agreement, the wage groups and the rates of pay shall be those set in Appendix "A".

6.2 (1) All scheduled work beginning between 5:00 A.M. and 12:59 P.M. inclusive, shall be considered 1st shift work.

         (2) All scheduled work beginning between 1:00 P.M. and 8:59 P.M. inclusive, shall be considered 2nd shift work.

         (3) All scheduled work beginning between 9:00 P.M. and 4:59 A.M. inclusive, shall be considered 3rd shift work.

6.3 Each employee regularly scheduled to work on the 2nd shift shall be paid a premium of sixty cents ($.60) for all hours worked by him or her on that shift. Each employee regularly scheduled to work on the 3rd shift shall be paid eighty-five cents ($.85) for all hours worked by him or her on that shift. These premium rates do not apply to day workers even though they may work over into a premium pay shift. If, however, the day worker is scheduled to take the place of a regular scheduled shift worker, then the premium rate applies. Employees called out will receive the appropriate shift premium for hours worked prior to their normal shift.

6.4 All consecutive hours (exclusive of meal periods) worked by an employee who normally begins work at a time specified in the preceding paragraphs, shall be deemed to be worked by him or her on the shift on which he or she begins work.

6.5      TIME CHANGES - STANDARD TIME AND DAY LIGHT SAVINGS TIME
         When clocks are turned ahead one (1) hour and an employee's work schedule is reduced one (1) hour by this change, she/he will be given the option of working one (1) additional hour for a full shift's pay. When the clocks are turned back one (1) hour affected employees shall receive one (1) hour at the applicable overtime rate.

6.6 The Company may at its discretion increase wage in any class or to an individual in any class without necessitating a change in the rate of any individual or class.

6.7 The employees will participate in a gain-sharing program developed by the Company, beginning August 1, 1999 and continuing through the term of this Agreement.





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ARTICLE VII - VACATIONS WITH PAY

7.1      Any employee who works and receives earnings during at least thirteen
         (13) weeks in each calendar year shall be granted a vacation off work without loss of pay, according to the following schedule.

7.2 Notwithstanding Section 7.3 employees hired prior to May 1, 1996 will continue to accrue vacation eligibility in accordance with the vacation schedule in the 1996-1999 Agreement through December 31, 2001. Effective January 1, 2002, employees eligible for 6 and 7 weeks vacations shall be grand-fathered for that vacation for the duration of their employment.

7.3 All employees who have completed one (1) or more anniversary years of service, but less than five (5) years of service, will be entitled to two (2) weeks of vacation, provided they meet all other requirements of this Article. Employees who have completed five (5) or more anniversary years of service, but less than fifteen (15) years of service will be entitled to three (3) weeks of vacation, provided they meet all other requirements of this Article. Employees who have completed fifteen (15) or more anniversary years of service, but less than twenty (25) years of service, will be entitled to four (4) weeks of vacation, provided they meet all other requirements of this Article. Employees who have completed twenty-five (25) or more anniversary years of service, will be entitled to five (5) weeks of vacation. provided they meet all other requirements of this Article.

7.4 Vacation pay will be based on a forty (40) hour week at the rate of the permanently assigned classification on which an employee is working at the time he takes his vacation. If an employee has held a single higher rated classification for more than six (6) months during the year preceding his vacation, he will receive vacation pay computed at the higher rate. Vacation pay shall include appropriate shift differential for those on fixed shifts. Employees working on rotating shifts shall be paid an average of the rates for the rotating shifts involved. Upon sufficient notice given to the Personnel Clerk, the Company will give an employee his vacation pay on his last shift prior to the beginning of his vacation.

7.5 Vacations will not be cumulative, but so far as practical, be granted at times most desired by employees, but the final right to allotment of vacation periods is exclusively reserved to the Company in order to insure the orderly operation of the plant. In exercising its right to allot vacation periods, the Company will not require any employee who is on layoff to take his vacation during periods of plant shutdown or curtailment of operation. Where requested vacation periods conflict, preference shall be given to the older employee in point of service.




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7.6      It is further agreed that if any employees have previously selected their vacation period so that it occurs during an unforeseen shut-down, such vacation period shall not be changed. Vacations shall be taken by the employee within the calendar year in which it is granted.

7.7 The Company shall submit appropriate application blanks to the employees within the first week of November, and they are to be returned to the Company within one (1) month. In the event an employee fails to return this form to the Company, then, after this one (1) month period, the Company shall designate the employee's vacation period, and notify the employee who fails to return this application to the Company and the Union of the vacation period designated for the employee. All vacation blanks received from employees or issued by the Company shall be returned to the employees not later than January 1st.

7.8 An employee with four (4) or more weeks of vacation can take pay in lieu of vacation for a maximum of two (2) weeks of his total vacation eligibility. The above employee may request his payment at any time from January 1st till the date he turns in his application blank for his vacation selection. He will receive payment the next pay period following the date he makes the request.

         However, if the above employee does not request two weeks pay in lieu of time off, he may request up to two weeks pay in lieu of time off during the calendar year during periods of plant shutdown or curtailment of operations. Such payment will be made the next pay period following the date he makes such request.

         An employee with four or more weeks vacation, may change two of his scheduled weeks of vacation and reschedule them during a plant shutdown or production curtailment provided that the departmental vacation rules will allow him to be absent from the department.

7.9 Any change in an employee's selected and designated vacation period must be approved by the Company and the Union committee, except as provided in paragraph 7.8 above.

 7.10 Employees entitled to two (2) or more weeks of vacation may be permitted to take such vacations in two (2) separate periods of not less than one (1) week each. Seniority preference, however, can be exercised in only (1) of such vacation periods.

 7.11 In addition to the vacation general rules that are now in effect, the following procedure, which indicates how paragraphs 7.5 through 7.10 will be applied, shall be followed:





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         7.11.1   Step I. The most senior employee in a department will be asked to choose his preference period which must be a period of one or more consecutive weeks. After the aforementioned weeks have been selected, each man in terms of descending seniority will be asked to select his preference period until all employees in the department have made their preference choice.

         7.11.2 Step II. Next, the most senior employee in the department will again be asked to make a selection for those weeks remaining that have not been earmarked as a preference period. He will now have made a selection for all weeks for which he is eligible. After the aforementioned weeks have been selected, each man in terms of descending seniority will be asked to select his "other than preference" weeks until the least senior man had made his selection. The procedure for this department is now complete.

7.12 Employees who have one (1) or more years of service and who are separated from service for any reason will receive vacation pay due them on the following basis: One-twelfth (1/12) vacation credit for each one hundred (100) hours worked in his current calendar year.

7.13 In the event the employment of any such employee is terminated for any reason, the Company shall pay to the employee, or to his beneficiary in the event of his death, all vacation pay due.

7.14 If an employee enters military service and is not expected to return before the end of the calendar year, the Company shall pay to the employee, all vacation pay due.

7.15 Employees who wish to have a separate vacation check issued must give the Company two weeks notice and they will be only issued on payroll weeks.

7.16 An employee will be allowed to take one (1) week of vacation on a day to day basis for prearranged time off with at least seven (7) days prior notice. The Company will maintain the corresponding percentage of employees for vacation purposes at 14.5% plus two extra employees off during May, June, July, August and September. Vacation taken on a day to day basis, as noted in this paragraph, shall not be included in the calculation of the percentage of employees permitted off for vacation purposes.

7.17 The final right of allotment of vacation periods is exclusively reserved to the Company in order to ensure the orderly operation of the plant.




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ARTICLE VIII - LEAVES OF ABSENCE

8.1 JURY DUTY It is agreed that the Company shall make up the wage loss incurred by a regular employee (as distinguished from a probationary employee) because of jury service by payment of the difference between the amount received for such jury service on the day such employee would have been regularly scheduled to work and their regular rate of pay. Any employee reporting for jury duty will not be required to work their regular shift that calendar day or with management approval an adjoining calendar day may be substituted for third shift employees. The employee will be excused for the entire day without loss of pay. Hours spent on jury service and paid for hereunder shall be considered as time actually worked for all overtime purposes. Further as outlined above, the Company shall make up the wage loss incurred by an employee when subpoenaed as a witness in an action when the employee or the Union or the Company are neither the plaintiff nor the defendant.

         To receive pay from the Company under this provision, the employee must provide the Company with a statement signed by an official of the court certifying as to the employee's service as a juror or court witness or appearance in court for such purposes, the date or dates of attendance, and the compensation paid to the employee exclusive of any transportation and/or subsistence allowance.

8.2 MILITARY LEAVE Employees with one (1) year seniority who are members of organized reserve components of the Armed Forces, including the National Guard, will be allowed leave of absence annually for the purpose of attending required military training encampments or cruises. The Company will pay any employee who goes on such leave of absence the difference between the employee's straight time pay for up to two (2) weeks (ten (10) working days) annually and the employee's military pay including longevity pay but excluding all allowances such as rent, subsistence, uniform, and travel. Payment will be made when the employee returns from reserve training on presentation of satisfactory proof of the amount of pay received.

8.3 FUNERAL LEAVE An employee upon the notification of the death of his or her father, mother, spouse, son, son-in-law, daughter, daughter-in-law, brother, sister, stepfather, stepmother, stepson, stepdaughter, grandson, granddaughter, half-sister, half-brother, mother-in-law, father-in-law, brother-in-law, sister-in-law, grandparents, and spouses grandparents shall be granted his or her next three (3) scheduled working days off with pay (four (4) days off with pay if the employee is required to travel beyond a radius of 500 miles).

         The foregoing to the contrary notwithstanding no bereavement payment will be made unless the employee attends the funeral nor will payment be made if there are more than fourteen calendar days between the date of death and the next scheduled workday.



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         Payment by the Company for such time lost shall be on the basis of eight (8) hours per day at the employee's regular straight time hourly rate, including shift differential.

         As used herein, brother-in-law is defined to mean (1) the brother of one's husband or wife, (2) the husband of ones sister, (3) the husband of the sister of one's spouse: and sister-in-law is defined to mean (1) the sister of one's husband or wife, (2) the wife of one's brother, (3) the wife of the brother of one's spouse.

         The above clause shall not apply to an employee who is laid off, except that when an employee is notified to return to work on or before the date of the funeral, he shall be granted full funeral leave with pay.

8.4 UNION LEAVE Any employee elected or appointed to a full time position with the International Brotherhood of Boilermakers, Cement, Lime, Gypsum, and Allied Workers, or Local Union or the AFL-CIO or any of its subordinate bodies, shall be granted an indefinite leave of absence, providing thirty (30) days notice is given the Company prior to the beginning of such leave. During such leave seniority shall accumulate. Insurance benefits shall be suspended after thirty (30) days of such leave and will again be in effect the first day of returning to work with the Company. Upon returning to work, such employee will be reinstated on his former job, providing it is still in existence; if not, he shall be eligible to apply for any job within the Bargaining Unit by means of the existing bidding procedure, or by bumping. The Company agrees to consent to the absence of no more than one (1) employee at any time.

8.5 PAID MEDICAL LEAVE If an employee with at least one (1) year of service is absent from work due to disability, sickness and accident benefits are payable. The disability must prevent the employee from performing the duties of the job because of a non-occupational sickness or injury. This benefit is payable if confined to a hospital or home.

         After a waiting period of one (1) week (waived if the employee is hospitalized as an in-patient), the disability benefits are payable at a rate of $49 per day for a maximum of five days per week. A disabled employee may receive weekly sickness and accident benefits during the period of disability not to exceed five (5) months. It is the employee's responsibility to make application for this benefit and the attending physician must document the nature of the disability and expected date of return to work.

         No benefits shall be payable for the following:

         8.5.1 disability which you are not under the direct care of a licensed physician.

         8.5.2 sickness or injury which is purposefully self-inflicted while sane or insane.

         8.5.3 disability due to an injury arising out of the course of employment.



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         8.5.4 disability due to disease which benefits are payable under
               Worker's Compensation, Occupational Disease or similar law.

         This benefit terminates upon retirement or upon termination of employment.

8.6 PERSONAL LEAVE Subject to the approval of the Company, employees requesting a leave of absence in writing for personal reasons may be granted leaves of absence not to exceed thirty (30) calendar days.

ARTICLE IX - GRIEVANCE PROCEDURE

9.1 Should differences arise between the Company and the Union, or an individual employed by the Company, as to the meaning and application of the provisions of this Agreement, an earnest effort shall be made by the parties to settle such differences promptly and in the following manner:

         9.1.1 STEP I. The complaint, within fifteen (15) days of its occurrence, or the occurrence of the matter out of which the complaint arises, may be taken up by the employee involved, with or without Union representation, with his Supervisor. If the issue is not resolved verbally, the matter shall be reduced to writing, stating specific article(s) and paragraph(s) of the Contract that are alleged to have been violated. This will be presented to the employee's Supervisor within 10 days for the grievance to be considered and processed. The grievance will be answered in writing within five (5) days.

         9.1.2 STEP II. If no satisfactory settlement is reached in Step I, the matter shall be presented to the Plant Manager and/or Designee within five (5) days from the date of answer by the Supervisor. The Plant Manager and/or the Director of Industrial Relations will meet with the Grievance Committee to hear and discuss the grievance at the monthly grievance meeting unless the matter requires immediate attention. The Company shall answer the grievance in writing within five (5) days after said meeting.

         9.1.3 STEP III. If no agreement is reached in Step II, the Committee may, within five (5) days of the receipt of the above answer, refer the matter to higher officials of the Company and the Union, who may attend a meeting to be held within thirty (30) days upon request.

         9.1.4    STEP IV.

                  (a) Any grievance not settled in Step III above may be referred to arbitration. Notice to refer a grievance to arbitration shall be given in writing within fifteen
                         (15) days after being notified of the decision rendered in Step III or the matter will be considered closed. Only one (1) grievance (Arbitrability and grievance to be considered as a single grievance) may be submitted to or under review by any one (1) Arbitrator at any one
                         (1) time unless by prior mutual written consent of the parties.


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                    (b)  In the event the parties are unable to agree upon an
                         Arbitrator within seven (7) days after arbitration is invoked, then they shall jointly petition the Federal Mediation and Conciliation Service, which shall submit a panel of seven (7) qualified arbitrators, and the parties shall select a single arbitrator from such panel. The Arbitrator shall be appointed by mutual consent of the parties hereto. If the arbitrators included in this panel are unacceptable to either party, a second panel shall be requested from the Federal Mediation and Conciliation Service and a single arbitrator selected from this panel.

                    (c) Any grievance referred to arbitration shall be heard as soon as possible and a decision rendered within thirty
                         (30) days of the hearing or the date of postmark of the post hearing briefs. The arbitrator shall have no power to add to or subtract from or change, modify or amend any of the provisions of this Agreement. The decision rendered by the Arbitrator will be final and binding upon the Union, the Company, the grievant, and all the employees covered by this Agreement. The Arbitrator selected pursuant to this Article shall interpret and apply the terms of this Agreement; he/she shall not substitute his/her discretion and judgement for that of the Company. If the Arbitrator finds that a dischargeable offense was committed by the employee, he/she shall not substitute his/her judgement for that of the Company as to whether discharge or a more lenient penalty was appropriate in a particular case.

                    (d) It is expressly agreed that no Arbitrator shall have the authority to decide any matter involving the exercise of a right reserved to management under this Agreement.

                    (e) Each party hereto shall pay the expense incurred in the presentation of its own case, and the expenses incident to the services of the Arbitrator, including the cost of the transcript, shall be shared equally by the Company and the Union.

9.2 Any grievance growing out of a discharge or suspension must be submitted in writing by the aggrieved employee directly to the Union and from the Union to the Plant Manager or his designee within forty-eight (48) hours of the discharge or suspension or it will not be recognized and action taken shall be final.

9.3 The time limits referred to in the foregoing paragraphs exclude Saturdays, Sundays and holidays.

9.4 Any grievance not presented or appealed within the time limits provided, unless mutually agreed to extend the time, shall be considered settled on the basis of the decision which was not appealed and shall be final and binding on the parties involved.

9.5 Grievances presented in any of the regular steps set forth and not answered within the time specified or as the same may be extended by mutual agreement shall be considered appealed to the next step of the grievance procedure.

9.6 Disciplinary letters issued to employees will remain in the Company's employee file. At the end of the twelve (12) month period, the disciplinary letters will not be held against the employee.

ARTICLE X - NON-BARGAINING UNIT EMPLOYEES

10.1 The Company will take immediate actions to ensure that non-bargaining unit employees do not perform routine bargaining unit work, with the following exceptions: work involving corrective action which must be performed expeditiously; instruction or training of employees; demonstration; inspection or testing of equipment; work of an emergency nature; and development work for new process and/or procedures.

ARTICLE XI - STRIKES AND LOCKOUTS

11.1 The Union agrees that there shall be no picketing or strikes by the Union or by its members, of any kind or degree whatsoever, or walkout, suspension of work, slowdowns, limiting of production, or any other interference or stoppage, total or partial, of the Company's operations for any reason whatsoever, such reasons including, but not limited to, unfair labor practices by the Company or any other Employer. It is further agreed that neither the Union or its members shall engage in the above prohibited conduct in support of picketing, strikes or any labor dispute actions engaged in by any other organization or person. In addition to any other recourse or remedy available to the Company for violation of the terms of this Article by the Union and/or any Union member, the Company may discharge or otherwise discipline any employee who authorizes, causes, engages in, sanctions, recognizes, or assists in any violation of this Article. The Company will not engage in any lockouts during the term of this Agreement.

ARTICLE XII - HOLIDAYS

12.1 New Year's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Veteran's Day, Thanksgiving Day, the first day of Pennsylvania Deer Season, the day before Christmas, Christmas Day and one floating holiday are recognized as "holidays".

12.2 If any such holiday falls on Sunday, the following Monday shall be the recognized holiday. The holiday hours shall be those hours within the 24 hour period, commencing with the beginning of the first shift on the morning of the holiday and ending at the beginning of the first shift the following day.

12.3 If any holiday falls on Saturday, the preceding Friday shall be the recognized holiday.

12.4 Employees who are scheduled to work on a holiday shall be paid two and one half (2.5) times the classified hourly rate.

12.5 Hours worked on a holiday in excess of eight (8) in a work day, in excess of forty (40) in a work week, on off days, and on callouts shall be paid for at the applicable overtime rate.

12.6 If no work is required of an employee on the above holidays, he will receive eight (8) hours pay at his regular straight time rate, provided he meets the following qualifications:

        12.6.1 The employee shall have been employed by the Company for at least thirty (30) Calendar days prior to the holiday.

        12.6.2 The employee shall have worked his last scheduled working day prior to and his next scheduled working day after such holiday unless excused therefrom by the Plant Manager on account of sickness, accident, death in the family, or other excused absence. In no event shall a holiday be paid for unless an employee has also worked during the thirty (30) day period immediately preceding or immediately following the holiday except that the thirty day limitation shall not apply if the employee was temporarily absent from work because of sickness, accident, or layoff. In any event, the employee must work at least one (1) day in the calendar year in which the holiday is granted.

12.7 If an employee is scheduled to work on a holiday and fails to work, he shall not receive holiday pay.

12.8 If an employee works on a holiday, the holiday shall be counted as a day worked for computing his weekly overtime. Paid holiday is to count as day worked for overtime purposes, provided holiday falls on one of employee's scheduled work days and he would have worked that day except for holiday observance.

12.9 Work schedules for each work week which include a holiday will be posted prior to the end of the first shift on Thursday of the previous week. If an employee is scheduled to work on a holiday, but then is instructed by the Company not to work he shall receive for that holiday eight (8) hours pay at two and one-half (2.5) times his regular straight time hourly rate.

12.10 The phrase "straight time hourly wage rate" as used solely in Article XII, Holidays, shall mean the higher of either the employee's regular straight time hourly wage rate or the highest straight time hourly wage rate for a job on which the employee works at least eight (8) consecutive hours in the work week in which the holiday falls provided
         (1) that the eight (8) hours had been previously scheduled or (2) the hours are worked the day before or the day after the holiday whether previously scheduled or not.

12.11 The Company will consider the request by an employee to take his "floating holiday" the day before or the day after a scheduled holiday. This request must be designated when the employee turns in his annual vacation request. The efficient operation of the plant and its departments will be the first consideration and the Company reserves the right to decline any individual request. If there is a scheduling conflict between two or more employees, when the Company grants a request which those employee have made for the same floating holiday, seniority will govern.

ARTICLE XIII - SENIORITY

13.1 Seniority shall consist of an employee's length of continuous service with the Company since the employee's last day of hire at its facility located at Wampum, Pennsylvania, including the bargaining unit jobs at the quarry.

13.2 Each new employee shall be considered as a probationary employee for the first ninety (90) days of actual work after which the employee's seniority shall date back to his or her date of hire. There shall be no seniority among probationary employees. Such employees may be laid off or discharged as exclusively determined by the Company.

13.3 Seniority and the employment relationship shall be automatically terminated when an employee:

         13.3.1 is discharged;

         13.3.2 is terminated upon permanent shutdown of the Wampum facilities;

         13.3.3 is laid off for a period of thirty-six (36) months or the length of his or her seniority as of his or her last day of work, whichever period is shorter;

         13.3.4 voluntarily quits which shall be deemed to include:

                (a) failure to notify the Company of the employee's intention to return to work after layoff within three (3) working days, and to actually report to work within seven (7) working days (unless this latter period is extended in writing by the Company) after he or she has been notified by certified mail (either by delivery or attempted delivery) at his or her last address appearing on the Company's records to report to work;

                (b) an absence for three (3) consecutive scheduled work days without notifying the Company or reporting to work unless excused by Management in advance;

                (c) the employee fails to return to work on the first
                    regularly scheduled work day following the termination of any leave of absence or any other leave approved by the Company unless excused by Management.

         13.3.5 retires.

13.4 When a vacancy occurs for which a laid off employee is qualified, he or she will be given notice of recall at his or her last address as shown on Company records. The employee must notify the Company of the employee's intention to return to work after layoff within three (3) working days and must actually report to work within seven (7) working days after he or she has been notified. This may be extended for an additional seven (7) days if the employee has another job which requires a two (2) week resignation notice and the employee makes a written request for such.

13.5 An employee on continuous absence due to disability shall accrue seniority and retain recall rights for a period not to exceed thirty-six (36) months, or sixty (60) months if the employee was injured on the job. An employee absent because of disability shall only be returned to work after he or she is physically able to perform the job. However, should such an employee be declared totally and permanently disabled prior to thirty-six (36) months or sixty (60) months for work related injury, such employee's name shall be removed from the payroll and a notice to this effect will be sent to his or her last address as shown on Company records.

13.6 If an incapacitated employee is released to return to work and is not physically able to perform the job that the employee was performing before the disability occurred, the released employee shall be allowed, subject to mutual agreement between the Company and the Union, to displace a less senior employee in a job that the released employee is physically capable of performing. The displaced employee shall be the least senior person in the job classification. Qualification will be handled as in the normal layoff procedure outlined in Article 14.2. If a less senior employee is displaced from their job, the displaced employee, with the ability and qualification to perform another job, shall be allowed to also displace a less senior employee following the same procedure.

13.7 Seniority lists agreed to by and between the Company and the Union shall be posted on the bulletin board as of May 1 and November 1 of each year. Corrections shall be made in the seniority lists when it is proved an employee is placed in the wrong position on said list, but all requests for corrections must be made within thirty (30) days from date of posting or the list shall be valid as posted. The Union will be given a copy of the seniority list.

13.8 All employees have the obligation to notify the Company of their current address and telephone number and immediately advise the Company of any changes.

ARTICLE XIV - LAYOFF

14.1 The Company recognizes that all employees shall retain the right to seniority preference in cases of layoffs, production curtailment, temporary shutdown and recall. The last employee hired shall be the first laid off and the last laid off the first rehired. Such preferences in the cases of layoffs and recall shall take into consideration the employee's ability to perform the available work and the efficient operations of the operation. It is recognized that, in periods where business conditions necessitate that the level of production be reduced to a point where only a minimum of employees is required, it shall be necessary, in some cases, to deviate from strict plant seniority in order that some positions be available to service and adjust the equipment when production requirements increase. When deviating from strict plant seniority, the Company will keep the most senior, qualified employees, as determined by the Company, in the classification(s) needed to service and adjust such equipment. If the Company does not layoff in accordance with seniority, the Company will meet with the Union to explain the reasons prior to the layoff.

14.2 In the event that an employee is displaced for any reason, other than disciplinary, the employee may elect to exercise plant seniority to displace the least senior person in a position the senior employee is qualified to perform after being placed on the job. To qualify, it must be reasonable to expect that the senior employee can demonstrate the ability to adequately perform a satisfactory amount of the primary duties within a reasonable amount of time not to exceed (90) ninety calendar days as determined by the Company.

14.3 When an employee has been laid off or displaced because of permanent changes in the working force and/or in the event the Company constructs a new cement manufacturing plant that will affect the employment status of an employee in the Wampum plant bargaining unit, such employee may make written application within fifteen (15) days of layoff for employment in the new plant and be given preferential employment rights for the next highest rated vacant job the employee is capable of performing in that plant. Any such employee will maintain his last hire date for employee benefit purposes. Seniority rights at the Wampum plant shall terminate upon the completion of the employee's probationary status at the new plant.


ARTICLE XV - JOB BIDDING

15.1 When the Company determines a vacancy exists, other than a minimum pay job, the Company will post a notice of such fact. Said vacancies shall be posted for seven (7) days to allow any employee in a classification whose straight time hourly rate is less than the bid job to make application in writing for such job. The Company will consider every application in terms of:

          15.1.1 Seniority

          15.1.2 The applicant's skill and ability measured against the requirements of the job.

          Where two or more applicant's qualifications in (15.1.2) are relatively equal, seniority shall govern.

          Knowledge, training, skill and ability gained while holding jobs under the bid system and seniority will be given consideration in making promotions, layoffs, or reductions in work force.

          If an employee proves unsatisfactory, he/she shall be reinstated to his/her previous job, and the Company will consider the remaining applicants in accordance with the above.

          This article does not require the Company to award a job to any applicant if no applicants are qualified to perform the work.

          The Company has the right to assign any employee to fill a new job or to fill a vacancy until the job has been awarded.

          The Company will meet with Local Union Committee to explain its decision when the Company awards a job to a junior applicant. Any senior applicant shall have the right to challenge the Company's award by filing a grievance in a timely manner. Any employee reinstated to his previous job shall have the right to challenge his disqualification by filing a grievance in a timely manner.

15.2 Prior to the time that bids are removed from the bid box, an employee may withdraw his bid by placing a withdrawal slip in the bid box. Bid boxes will contain two (2) locks; one for the Company and one for the Union.

15.3 Any employee can give the Company a letter which lists in order of preference all jobs that the employee wishes to bid if such jobs become vacant and are posted while the employee is absent form work because of a scheduled vacation or due to an illness or an injury. Furthermore, if the Company creates and post a new job during such period that an employee is absent from work due to an illness or an injury, the Company will use its best efforts to notify the employee about such job no later than the last day such job is posted to learn whether the employee wishes to bid on the job.

15.4 An employee who bid for and is awarded a permanent job can bid for the same permanent job even though it is in the same bracket if the employee's sole reason is to work different day and/or shifts.

          An employee who bids and is awarded a job shall receive the rate of the new job when he/she moves on the job.

15.5 If there are no applicants or if there are no applicants qualified to perform the work, the Company at it option (1) can hire a new employee who if qualified to perform the work for the vacant or new job, or (2) award the job to the least senior laborer and train her/him or train the most senior applicant. This statement of intent shall not limit the Company's right to disqualify the employee if the employee fails to perform all the duties of the job within a reasonable period of time.

15.6 Temporary Reassignment. An employee who is temporarily assigned by a supervisor to perform work of a higher paid job classification will be paid the rate of such higher job classification for time actually worked, whichever is greater. An employee temporarily assigned by a supervisor to perform work in an equal or lower paid classification will be paid the base hourly wage rate of the employee's permanent classification.

15.7 In no event shall the Company be requested or required to post any job temporarily vacated by reason of vacations, illness, or injury.

15.8      SUMMER HELP PROGRAM

          15.8.1 Temporary summer help employees may be employed between May 1 and September 30, or longer if there is a mutual agreement between the Union and the Company.

          15.8.2 Preference will be given to college students who are sons and daughters of employees in applying for summer help positions.

          15.8.3 The Company reserves the sole right to determine who will be hired.

          15.8.4 Summer help employees will be treated as "at will" probationary employees and may be terminated by the Company with or without cause or reason. Summer help employees will not be entitled to participate in benefit plans found in
                  Article XX or paid leaves in Article VIII. Summer help employees will not bid jobs but may be temporarily assigned to various jobs by the Company.

          15.8.5 No summer employee will be hired when any regular employee is on layoff.

ARTICLE  XVI - WORKWEEK AND OVERTIME

16.1      HOURS OF WORK

          Eight (8) hours shall be the regular work day and forty (40) hours shall be the regular work week. This shall not constitute a guarantee of work. The work day shall commence with the beginning of the morning shift and work week shall commence with the beginning of the morning shift on Sunday.

16.2      WORK SCHEDULES

          16.2.1 Work schedules for each work week will be posted on Thursday of the previous week prior to the end of the first shift. If an employee's work schedule is changed after the end of the first shift of the preceding Thursday a thirty-five dollar ($35.00) premium shall be paid in addition to whatever compensation the employee is otherwise entitled to receive under any other Section of the Agreement.

          16.2.2 If any employee's schedule is changed after the Thursday posting as a result of an employee who is absent from the plant not notifying the Company by 9:00 A.M. on the date of the posting that he will be available for work the following week, no schedule penalty shall be paid to the employees so affected including the employee returning to work.

          16.2.3 The above exemption from the scheduling clause penalty shall not apply to schedules changed as a result of an employee returning from vacation, a floating holiday, bereavement leave or jury duty.

          16.2.4 The current practice of scheduling an employee so that the employee has two consecutive days off work under normal working conditions shall not be changed during the term of this Agreement except by written agreement of the Company and Union.

          16.2.5 When the Company changes an employee's schedule, the Company will explain to the employee the reason for the change and the estimated duration of the change. The estimated duration of the change is provided the employee solely to assist the employee in personal planning and does not limit the Company's right to increase or decrease the duration of the change.

          16.2.6 If the Company decides that the work schedule for a job should be permanently changed, the Company will eliminate the old job and bid the new job.

          16.2.7 Twenty (20) minutes prior to the end of the shift the whistle will blow. This will provide ample time for employees to put tools away and shower. As soon as employees' tools are put away, they may immediately proceed to the showers. Employees should stay on their job until this whistle blows.

16.3 RATE OF PAY - OVERTIME The applicable overtime rate shall be time and one-half (1.5) the employee's straight time hourly rate for hours worked over eight (8) in a day or over forty (40) in a week and double time (2X) for all hours worked over twelve (12) except on a holiday, in which case the applicable rate shall be:

          16.3.1 SUNDAY WORK All hours worked by an employee on Sunday which are not paid for on a premium and/or overtime basis shall be paid at the rate of one and one-half (1.5) times the classified hourly rate, exclusive of shift differentials. Callouts on Sunday will be paid at double (2X) time. There shall be no duplication or pyramiding of premium pay and/or overtime under this provision.

          16.3.2 HOLIDAY WORKED Hours worked on a holiday will be paid at two and half (2.5X) times in lieu of holiday pay.

          If an employee does not work a regularly scheduled workday through action of the Company, excused absence or because of a holiday, that day shall be considered as actually a day worked for all overtime purposes.

16.4 SEVENTH CONSECUTIVE DAY: If an employee actually works seven (7) consecutive workdays in the plant workweek regardless of the number of hours worked on any workday, the employee shall be compensated by multiplying the classified hourly wage rate by one (1.0) for each and every hour worked during the seventh consecutive workday, and this premium shall be paid in addition to whatever compensation the employee is otherwise entitled to receive under any other section of the Agreement.

16.5 CALLOUTS AND OFF-DAYS. In case an employee is called for emergency work during any hour in the day or week, in addition to his regular schedule, he shall receive a minimum of four (4) hours pay for such work, at the applicable overtime rate. However, if he is notified before the end of his regular shift to report early, it shall not be considered a callout. Callout hours and off-day hours are overtime hours.

16.6 REPORTING PAY. Any employee who is required to report for work shall be given at least four (4) hours pay at the classified hourly rate, and shall receive full time pay for all time thereafter that he is required to remain on the premises ready for work. Any employee put to work on his regular working day shall receive a full day's pay at the classified hourly rate.

          The above does not apply to an employee who is returning to work from a medical absence who has not given the company 24 hours advance notice of his return.

16.7 After an employee has been engaged in work for twelve (12) consecutive hours, he shall be paid for all consecutive hours worked immediately succeeding and in excess of such twelve (12) hours at double (2X) his regular straight time hourly rate. If an employee is being paid the rate of double time under the foregoing paragraphs, his rate of pay shall not be reduced when his work continues into or overlaps his regular shift. However, the Company may exercise either of the following options:

          16.7.1 The Company may instruct the employee to continue to the end of the shift at the double time rate, or

          16.7.2 The Company may send the employee home at any time during the shift provided the remainder of the shift is paid for at straight time.

16.8 Overtime paid for on a daily basis shall not be duplicated on a weekly basis.

16.9      OVERTIME:

          16.9.1 Every reasonable effort will be made by the Company to avoid requesting any employee to work overtime and the Company will consider under the circumstances involved any reasonable excuse from an employee for not working the overtime. During the extended period of scheduled overtime, the Company will give special consideration to an employee's request to be excused from overtime work because of fatigue as long as it is consistent with the Labor Agreement and plant operational requirements. However it is understood that each employee is expected to work a reasonable amount of overtime.

          16.9.2 Overtime in the various job classifications shall be equally divided among the employees of the respective job classifications insofar as it is practical to do so. When an employee is not available for overtime in his classification, the Company will make every effort to use another qualified employee in the same department before going to another department. This will not prevent the Company from going outside the department where the overtime is required to avoid the payment of a rate whether penalty or premium of greater than time and one-half (1.5). The practice of posting overtime will be continued.

          16.9.3 After an employee is transferred or assigned to a classification other than his own, he shall be eligible for the same overtime within that classification as would the employee he replaced.

          16.9.4 Employees who are called upon to work overtime shall not be laid off during their regular work time for the purpose of equalizing said overtime.

          16.9.5 The Company will pay overtime in fifteen (15) minute increments during the first hour of overtime.

16.10     OVERTIME LUNCH

          16.10.1 Any employee who has not been notified of his overtime assignment at least twelve (12) hours prior to the commencement of the overtime assignment and who works more than ten (10) consecutive hours, shall be provided with a hot lunch. The Company will allow the employee thirty (30) minutes away from his/her job to eat his/her lunch. Subsequent lunches and (30) minute lunch breaks will be provided every four (4) consecutive hours worked beyond the ten (10) consecutive hours.

          16.10.2 Any employee who is called out and works more than four (4) consecutive hours shall be provided with a hot lunch which shall be eaten at the end of said four (4) consecutive hours. In addition, said employee shall be provided with a hot lunch every four (4) consecutive hours worked thereafter.


                  There shall be no duplication of hot lunches under provisions (1) and (2) above. The employee shall be given reasonable time to eat his lunch without loss of pay.

16.11     EIGHT CONSECUTIVE HOURS OFF-DUTY

          16.11.1 In the event an employee does not receive eight (8) consecutive hours off work within the fourteen (14) consecutive hours immediately preceding the start of his next scheduled shift, the Company shall exercise one of the following options:

                  (A) Instruct the employee to report late for his next scheduled shift by the number of hours his longest consecutive off-duty period falls below eight (8) hours and pay the employee the appropriate straight time rate for those hours not worked between the starting time of his scheduled shift and the time he reports to work in accordance with the Company's instructions. The appropriate straight time rate on the workday Sunday shall be one and one-half (1.5) and on a recognized holiday, two and one-half (2.5).

                  (B) Instruct the employee to report to work at the starting time of his scheduled shift. The employee shall receive a premium for those hours worked which, if added to his longest consecutive off-duty period, equal eight (8) hours. The premium shall be determined by multiplying the classified hourly wage rate by one (1.O). The premium shall be in addition to whatever compensation the employee is otherwise entitled to receive under any other section of this Article.

16.12   TEMPORARY JOB VACANCIES

        16.12.1 The Company shall not be required to fill temporary job vacancies whether scheduled or unscheduled, unless the efficient operation of the plant requires that said temporary job vacancies be filled.

        16.12.2 When an employee is scheduled to work in a higher wage classification, she/he shall receive the higher rate of pay for a minimum of four (4) hours. If an employee has been scheduled to work in a higher wage classification, at any point in time in each week, within a six (6) consecutive weeks time period , the Company will meet with the Union to determine how to cover the higher wage classification beyond the six (6) consecutive weeks.

        16.12.3 The Company will post a list of all jobs that are to be filled the following week. In addition, for the sole purpose of facilitating the assignment of fill-ins for the following week, the Company will post on Monday, a list of the jobs that, to its knowledge, will be needed to be filled the following week. If an employee wishes to be considered for any fill-in for the following week he must notify the Company which job he desires on a form provided by the Company by 4:00 P.M. the Wednesday after the Monday posting or she/he will not be considered for the fill-in. This Monday posting does not replace the Thursday posting requirements nor is the Company liable for any penalties for failure to make such Monday posting. Laborers who wish to be considered for these assignments must follow the above procedures. If there are not enough employees signed up to meet the Company's requirements on this posting, the Company will assign the junior laborer who is broken in on that job (if it is a job that requires break-in time).

        16.12.4 The Company can assign laborers to fill temporary vacancies, scheduled or unscheduled, according to the seniority of the individual provided that he has the skill and ability to perform the required work. If only one (1) laborer is qualified, he must accept the assignment. Once laborer assignments have been completed, no laborer may be bumped out of his assigned job, for the week for which the assignment has been made, by another laborer.

        16.12.5 The Company will consider a request from a fixed shift employee to replace an employee on the day shift in his classification when the day shift employee is on vacation or extended illness in excess of one week provided however, that the laborer used to replace the offshift employee has been previously trained in that classification. The Company retains the right to decline these requests, but will not unreasonably withhold such permission.

16.13     PLANT SHUTDOWNS

          During periods of plant shutdowns when employees are needed for maintenance, repairs, or work on plant alternations, the wage rate paid to employees who are retained for work during the first forty-five (45) days of a plant shutdown shall not be less than the employee's regular straight-time wage rate normally paid when the plant is producing. After forty-five days, the wage rate paid shall be the wage rate of the job performed.

16.14 The Company will not require an employee to clock out and then require him to clock back in for the sole purpose of avoiding penalties.

16.15     REST BREAK

          Any employee who does receive a paid lunch period shall be entitled to fifteen (15) minutes to eat lunch. Lunch breaks for all employees in this group shall be scheduled so that there is no interruption of operations. (The Company shall have the right to stagger lunch breaks.) Should the employee miss any part of or all of this 15 minute lunch break, there is no penalty. However, if said employee is regularly denied his lunch break, he may file a grievance in a timely manner.

ARTICLE XVII - SAFETY AND HEALTH

17.1 A joint Safety and Health Committee will be established consisting of members appointed by the Company and the Union. The "Committee" will consist of two (2) members from the Union and two (2) members from the Company plus the Plant Manager or designee. Meetings will be held regularly to address safety and health concerns and make recommendations to the plant management. The "Committee" will establish an Accident Investigation Team. The Accident Investigation Team will begin their investigation as soon as possible following an accident. Safety issues, complaints and/or disputes may be investigated by the "Committee". The Company will provide employees with required safety equipment. Employees will be required to properly use and maintain all personal protective equipment supplied by the Company.

17.2 The Company will furnish approved basic prescription ground safety glasses to active bargaining unit employees, including the cost of an annual eye exam. Prescription safety glasses will not be replaced unless the safety glasses were damaged or broken during the performance of duties.

17.3 The Company will annually reimburse active bargaining unit employees for the purchase of safety shoes. The total annual reimbursement for this safety equipment may not exceed $180.

17.4 All time spent by a bargaining unit employee as a member of the committees in the Articles listed in this section, including all time spent during Federal and State inspections and pre and post close-out meetings, shall be compensated at the employee's regular straight time rate. Any time spent during the hours the employee is scheduled to work shall count toward the calculation of any penalty or premium pay section of this Agreement including, but not limited to, daily or weekly overtime.

17.5 Any employee who believes his job presents a hazard to his safety or health may request an immediate review of his job by the Joint Safety and Health Committee. No employee shall be disciplined or discharged for refusing to work on a job if his refusal is a bona fide claim that said job is not safe or might unduly endanger his health and safety.

17.6 In the event that an employee is required to clean silos under conditions that follow confined space entry procedures with proper training, the hours worked shall be compensated for by multiplying the classified hourly wage rate by one-half (0.5).

ARTICLE XVIII - BULLETIN BOARD

18.1 The Company agrees to allow the proper officers of the Union who are employees of the Wampum Plant of the Company to use one designated section of the plant bulletin board for posting notices in the interest of the Company and its employees.

ARTICLE XIX - MISCELLANEOUS

19.1 The Company will enter into a Union label agreement for the Company's package products.

19.2 Any hand tool that the employee uses in the performance of his job duties will be replaced in the event that the tool is rendered not usable during the course of the employee's work. The tool must be presented to the Company prior to replacement.

19.3 The normal time for distribution of pay checks to all employees shall begin with the start of the day shift every other Friday, except that Quarry employees and any employee starting the second shift will receive his pay check on the Thursday preceding the normal pay day.

19.4 Gloves will be made available for purchases to employees at cost on a cash basis.

19.5 When the Company decides that an interview between the Company and an employee regarding job qualification is to be conducted, a Committeeman chosen by the Company will attend the interview for the purpose of affirming that said interviews are conducted with a reasonable degree of uniformity.

19.6 Printing of Agreement - The necessary Agreements will be printed at Company expense and each copy will bear the Union label. The Company will provide each local with a supply of the booklets.

ARTICLE XX - BENEFIT PLANS

20.1 During the term of this Agreement the Company will provide employees with participation in Southdown, Inc. Medical Network Plan, the Southdown, Inc. Group Dental Benefit Plan, the Southdown, Inc. Life Insurance and Accidental Death and Dismemberment Plan, the Southdown, Inc. Long Term Disability Plan, the Southdown, Inc. Pension Plan, the Southdown Inc. Retirement Savings Plan and Southdown, Inc. Voluntary Life Insurance Plan, including all amendments and modifications to said plans during the life of this Agreement, on the same basis as the benefits and eligibility requirements are provided to Southdown, Inc.'s salaried employees.

          20.1.1 The Wampum Hourly Pension Plan will be merged into the Southdown, Inc. Pension Plan effective with the date of this Agreement. Any employee retiring during the term of this Agreement will have his pension benefit calculated under both plan formulas and will receive the higher of the two amounts. Employees will continue to accrue credited service at a flat rate of $29.00 per year under the hourly plan through December 31, 2001 at which time the accrued benefit will be frozen. At the time of retirement, should an employee have more than 30 years of credited service with the Company, the employee's benefit under the hourly plan as of December 31, 2001, will be unreduced for early retirement.

20.2 During the term of this agreement, the Company will provide post retirement medical insurance coverage to all eligible employees covered under this bargaining unit who retire after having achieved the age of 62 with at least 15 years of company service. The provisions of this coverage will be the same as the benefits and eligibility requirements provided for in the Southdown Inc. Retiree Medical Insurance Plan which are subject to modification.

20.3      SICKNESS AND ACCIDENT BENEFITS

          If a permanent employee (non-probationary/non temporary) is absent from work due to disability, sickness and accident benefits are payable. The disability must prevent the employee from performing the duties of the job because of a non-occupational sickness or injury.

          After a waiting period of one (1) week (waived if the employee is hospitalized as an in-patient), the disability benefits are payable at a rate of forty-nine dollars ($49) per day for a maximum of five days per week. A disabled employee may receive weekly sickness and accident benefits during the period of disability not to exceed five (5) months. It is the employee's responsibility to make application for this benefit and the attending physician must document the nature of the disability and expected date of return to work. No benefits shall be payable for the following:

          20.3.1 disability which you are not under the direct care of a licensed physician.

          20.3.2 sickness or injury which is purposefully self-inflicted while sane or insane.

          20.3.3 disability due to an injury arising out of the course of employment.

          20.3.4 disability due to disease which benefits are payable under Worker's Compensation, Occupational Disease or similar law.

          This benefit terminates upon retirement or upon termination of employment.

20.4      Health and Medical Plan Contribution Rates

          During the term of this agreement, employee contributions for Health and Medical Plans shall be as follows:

                      Employee Only                  $30/month
                      Employee and Children          $50/month
                      Employee and Spouse            $60/month
                      Employee and Family            $70/month

ARTICLE XXI - WORK PRACTICES

21.1 The Company will provide training for one laborer when manning requirements of the plant provide ample resources to man required operational jobs.


21.2 The following rules shall govern the training of laborers for the purpose of filling vacancies.

          21.2.1 Management will, one week in advance, announce and post the job for which training will be provided.

          21.2.2 Laborers must notify the Company, starting with the senior laborer, of their intent to accept the training in 21.1.1 above. If no one applies, the junior laborer may be required to train.

          21.2.3 Management will determine the number of laborers who will be trained for each classification.

          21.2.4 Management will determine the classifications for which laborers will be trained for the purposes of filling vacancies.

                  (a) Management will attempt to balance the number of jobs the laborers are to be trained in.

          21.2.5 The Company shall, before offering training in any job higher than bracket nine (9), to a laborer hired after 10/1/77, give the laborers hired prior to 10/1/77 the opportunity to train for a job higher than bracket nine (9) subject to the following conditions:

                  (a)  The opportunity must be offered in order of seniority.

                  (b) The laborer shall have the choice of accepting or rejecting the training.

          21.2.6 During the time when temporary summer laborers are working at the plant, the following rules shall apply when training is offered to the Labor Department for the purpose of filling vacancies:

                  (a) Permanent laborers must accept training for purposes of filling vacancies. They shall be selected by canvassing the labor crew in order of seniority. If no permanent laborers voluntarily accept the training, the least senior one is compelled to do so.

                  (b) Temporary summer laborers can be used to fill vacancies as long as all permanent laborers are already working in that capacity.


          21.2.7 During the transition period before an additional packing crew is put on or taken off, it is recognized that a reasonable amount of overtime will be required. The Company will secure as much information from sales as possible so that this overtime can be held to a minimum and the addition of or removal of a shift is consistent with a continuing increase or decrease in package business.

          21.2.8 It is understood and agreed to by the Local Union No. 173 and the Local Management at the Southdown Wampum Plant that the amount of overtime that an employee has been charged is not a factor that Management must consider when it is making a choice as to who will be scheduled to work on a holiday or premium hours other than overtime hours.

                       (a) This means that the equalization of overtime is not a controlling factor over, and has no connection with, which employee is asked to work hours that are to be paid for at a premium rate. Contractual distribution of overtime requirements will be followed in all overtime cases.

              21.2.9 Production Utility shall be considered a classified employee for overtime purposes on the day he fills each classification. Once one of these classifications is exhausted on any other day, than those where he fills in, he would be eligible for overtime before going into the department.

              21.2.10 If an employee's job requires a drivers license and he loses said license, said employee shall return to the laborer crew at labor rate with all rights and privileges of a Laborer.

              21.2.11 The Company will maintain all Plant restrooms in a clean and orderly condition. This work will be assigned to a Mill Janitor and/or Laborer as required.

ARTICLE XXII - TERMS OF AGREEMENT

22.1 After ratification by the members of the Local Union, this Agreement shall become effective and remain in force and effect and be binding upon the parties hereto from August 29, 1999, to and including April 30, 2002, and it shall continue to be in full force and effect thereafter from year to year until either party on or before March 1st, of any year, beginning March 1, 2002, gives written notice to the other party of its desire or intention either to alter and modify or terminate the same. If such notice is given, the parties hereto shall begin negotiations not later than March 31st in such year.

IN WITNESS WHEREOF, the Union has caused this Agreement to be executed in its name, after due authorization by a vote of a majority of its members, and the Company has caused it to be executed in its name, by its duly authorized representatives.

INTERNATIONAL BROTHERHOOD                   SOUTHDOWN, INC.
OF BOILERMAKERS, CEMENT, LIME
GYPSUM AND ALLIED WORKERS,
DIVISION LOCAL BADGE NO. D-173



--------------------------------            ----------------------------------



--------------------------------            ----------------------------------



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--------------------------------



--------------------------------



--------------------------------

                                  APPENDIX "A"

                JOB CLASSIFICATIONS AND WAGE RATES - WAMPUM PLANT


    BRACKET   JOB TITLE                        9-1-99     5-1-00     5-1-01
    -------   ---------------------------      ------     ------     ------
       1      Utility Janitor                   15.41      15.87      16.35
       2*     Laborer                           15.57      16.04      16.52
       3      ---                               15.74      16.21      16.70
       4      ---                               15.90      16.38      16.87
       5      Unloading Attendant               16.07      16.55      17.05
       6      ---                               16.23      16.72      17.22
       7      ---                               16.40      16.89      17.40
       8      Storekeeper                       16.56      17.06      17.57
     *10      Painting                          16.89      17.40      17.92
      11      Lubeman A                         17.06      17.57      18.10
              Maintenance
      12      Physical Chemist                  17.22      17.74      18.27
              Pack & Load

      13      Equipment Operator                17.39      17.91      18.45

      14      Mix Chemist                       17.55      18.08      18.62
              Truck Mechanic A
              Utility Chemist
              Repairman A
              Production Utility
              Quarry Mechanic A
              Quarry Specialist
              Process Control/Maintenance
      15      Rotating Repairman A              17.72      18.25      18.79

      16      Machinist A                       17.88      18.42      18.97
              Instrumentman A
              Electrician A
              Mechanic Leader
      17      ---                               18.05      18.59      19.14
      18      Electrical Leader                 18.21      18.76      19.32
              Instrument Leader
      19      Control Room Operator             18.54      19.10      19.67


*(1) Painting - Rate purposes only (Bracket 1O)

 (2) The loader used to load stone into trucks at the quarry face will be placed in Bracket 15 for pay purposes only and without precedence for any other classification in the job evaluation program.

* Laborer*
      Laborers hired after the date of ratification shall be paid in accordance with the following schedule:

                                                     YEAR 1           YEAR 2      YEAR 3
                                                    -------          -------     -------
New Hire Rate                                      $  9.94          $ 10.24     $ 10.54
I   61st day worked                                $ 10.45          $ 10.77     $ 11.09
II  6 months after D.O.H.                          $ 10.97          $ 11.30     $ 11.64
III 1 year after D.O.H                             $ 12.18          $ 12.55     $ 12.93
IV  2 years after D.O.H                       Current Labor Rate

                                 APPENDIX A (1)

                                 SENIORITY LIST
                              WAMPUM AS OF 09/01/99

     NAME                        DATE HIRED
     ----                        ----------
ALTMAN, ROBERT J.                  02/29/56
MILLER, ROBERT E.                  05/27/63
EVERSOLE, ROBERT S.                06/11/65
DAVIS, JEFFREY                     04/16/66
KOSIOR, CHARLES M.                 05/10/66
STELTER, RICHARD L.                05/01/67
GENERAO, JOHN R.                   08/30/67
LESLIE, CLARENCE T.                04/17/68
FERRUCCI, FRANK M.                 04/29/68
DRUSCHEL, ROBERT L.                05/21/68
FRANUS, THOMAS                     05/27/68
MCDONALD, GLENN E.                 06/17/68
BUTERA, JAMES S.                   03/10/69
LOUGHHEAD, JOHN W.                 03/17/69
OLAYER, JOSEPH A.                  05/01/69
KOSIOR, THEODORE S.                05/12/69
RADICH, RAYMOND R.                 05/19/69
ARGIRO, DAVID P.                   07/21/69
HOUSEHOLDER, HAROLD                03/30/70
CORY, JOHN L. JR.                  04/13/71
REID, GERALD W.                    04/13/71
PAVKOVICH, GEORGE A.               04/15/71
SCHOTSCH, DAVID L.                 04/15/71
CILETTI, JOSEPH L.                 04/16/71
CWYNAR, RAYMOND L.                 04/16/71
VALENTINO, RUDOLPH JR.             04/16/71
CHANDLER. RUBIN                    04/19/71
COOKE, DONALD                      04/19/71
HAIRHOGER, CHARLES L.              04/19/71
JOHNSON, ERNEST F.                 04/19/71
WRONA, WALTER J.                   04/19/71
BAKER, THOMAS O.                   05/05/71
ISABELLA, JOSEPH B.                05/17/71




     NAME                        DATE HIRED
     ----                        ----------
FLUMER, DANIEL                     06/07/71
KRAVOS, JOHN III                   06/07/71
SENATORE, VERNON J.                08/23/71
DURBIN, FRANCIS B.                 08/30/71
BORST, RICHARD P.                  10/12/71
GUY, DAVID J.                      10/13/71
MOORE, OVAL E.                     09/18/72
PRESNAR, JOHN                      09/25/72
BLACKWELL, ALVA C.                 11/13/72
BABICK, STANLEY JR.                07/30/73
KINARD, PAUL W.                    07/30/73
CURRY, FREDRICK                    08/06/73

HALL, JAMES D.                     09/17/73
YOHO, PHILLIP A.                   09/17/73
PROCOPIO, SAMUEL A.                09/24/73
SMIALOWSKI, JOHN JR.               09/24/73
DAVIS, ROBERT J.                   10/01/73
BABEL, GEORGE J.                   04/29/74
BARBER, EUGENE I.                  04/29/74
HUNTER, THEODORE E.                04/29/74
IPPOLITO, JOHN                     04/29/74
RUSSO, DOMINICK                    09/16/74
MICKLISH, SHEILA                   10/11/77
ALLEN, JUDY                        03/20/78
RUTTER, GARY                       03/20/78
BOBER, RICHARD                     03/27/78
NIEMI, RON                         03/27/78
BATES DON                          04/03/78
SHOUP, KARL                        04/17/78
PEZZI, SAMUEL                      05/22/78
CRANS, GREGORY                     08/21/78
PATTERSON, RANDY                   08/23/78
LEONHARDT, ROBERT                  08/28/78
OSBORNE, DONALD                    08/28/78
SCHLEMMER, DONALD                  08/28/78
TUROK, CHARLES                     08/28/78
MALLARY, GEORGE JR.                09/18/78
DIFRISCHIA, JOSEPH                 09/L9/78
LUTZ, WILLIAM JR.                  09/20/78
ALLISON, DENISE                    03/12/79
BEKOSKI, FRANK                     09/24/79
HERB, THOMAS                       09/24/79
KRIEGISCH, RANDY                   09/24/79
PALAGALLO, JAMES                   09/24/79
HACKETT, JAMES                     10/01/79
HACKETT, RANDY                     10/01/79
HASWELL, LARRY                     10/01/79
HIMES, DAVID                       10/01/79
HOUK, WILLARD                      10/01/79
HALULKO, MIKE                      10/09/79



     NAME                        DATE HIRED
     ----                        ----------
BELLISSIMO, BRUCE                  12/17/79
HAIRHOGER, EUGENE                  12/17/79
KINARD, PAUL W.                    12/17/79
KROLL, PATTY                       12/17/79
WILLIAMSON, RICK                   12/17/79
CHAPPELL, BRUCE                    01/02/80
MARTIN, WILLIAM                    01/02/80
POLAND, ROBERT L.                  09/03/85
BENNETT, ROBERT                    06/02/86
HERMAN, LARRY                      06/02/86
KING, RANDY                        06/02/86
KIRKWOOD, GARY                     06/02/86
KRUEGER, WILLIAM, J.               06/02/86

MARICH, STEVE                      06/02/86
MOORE, DAN                         06/02/86
STELTER, RANDY                     06/02/86
FERRUCCI, FRANK JR.                06/18/87
ALLEN, JOHN D.                     06/08/87
BARGER, RODNEY                     06/08/87
RADER, WILLIAM JR.                 06/08/87
STELTER, FREDERICK                 06/08/87
COLUNDRELLO, SALVATORE JR.         08/12/87
GRYMES, RONALD A.                  08/12/87
LUTZ, BRYAN D.                     08/12/87
DUDA, MARK S.                      03/13/88
CRACRAFT, EDWIN L.                 06/13/88
SKLENCHAR, EDWARD J.               06/13/88
DOUTT, RICHARD J.                  10/02/89
ROONEY, PATRICIA A.                10/02/89
STRICKLER, RICHARD C.              10/02/89
CAPALBO, JAMES M.                  04/22/91
DAVIS, MATTHEW D.                  04/22/9L
MCDONALD, RAYMOND G.               04/22/9L
MILLER, DOUGLAS E.                 04/22/91
CHAPPELL, THOMAS M.                09/21/92
HUBER, REX C.                      09/21/92
KRUEGER, ROBERT E.                 09/21/92
SCHLEMMER, TIMOTHY J.              09/21/92
STRICKLER, DANIEL W.               09/21/92
BRIGHT, JAMES CL.                  09/28/92
SYSMOSKO, KIRK                     01/04/93
ALLEN, DARL J.                     05/10/93
CAMINITI, JAMES                    05/10/93
GRYMES, RODNEY                     05/10/93
HARPER, DONALD L.                  09/27/93
HERB, ROBERT E.                    09/27/93
MICCO, ANTHONY                     09/27/93
GIBBONS, MICHAEL K.                10/04/93
WELSH, MARK W.                     10/04/93
TAYLOR, DEBORAH                    08/25/97

                                   APPENDIX B


                             1999 WAMPUM NEGOTIATION



In conjunction with the 1999 Wampum Plant negotiations, the parties agreed to delete Appendix B, pages 54 through 57, of the Labor Agreement. The Company and Union agree that the work schedules in Appendix B are the work schedules currently in effect at the Wampum Plant. Further, the parties agree that he Company may change these schedules or establish new schedules consistent with the Labor Agreement. These pages will be filed for future reference.

Further, the parties agree to remove all appendixes, attachments and letters contained in pages 58 through 91 of the existing Labor Agreement and file them for reference purposes.